Exhibit 99.B(p)(23)

25 Code of Ethics

ICA Rule 17j-1(c) under the Investment Company Act of 1940 requires that every Fund’s principal underwriter adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons, as defined below with reference to PSF and PF (collectively, the “Funds”), from engaging in specified types of improper conduct outlined in 17j-1(b). This code of ethics is intended to address the requirements of 17j-1.

In connection with the code of ethics, the DSP responsible for this area is the CCO.

25.1 Applicability

This Code of Ethics applies to all officers of PSD.

Access Persons

An Access Person of PSD is an officer who, in the ordinary course of business of PSD, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Funds, or whose functions or duties in the ordinary course of business of PSD relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

Covered Security means a security as defined in section 2(a)(36) of the Act, except that it does not include:

•   Direct obligations of the Government of the United States

•   Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements

• Shares issued by open-end Funds

PSD does not have Access Persons as of the Effective Date of this Code of Ethics, thus the reporting requirements of 17j-1(d) do not apply to PSD. PSD will conduct a periodic review to confirm that PSD does not have personnel who qualify as Access Persons. In the event that PSD determines that certain of its personnel are Access Persons, the CCO of PSD and the CCO of the Funds will ascertain whether this Code of Ethics should be amended to reflect the other substantive terms of Rule 17j-1.

Access Persons of the Funds or PL Fund Advisors (the “Adviser”), who are also officers of PSD remain subject to the supervision and monitoring of their trading activity by the Funds or Adviser for compliance with the Funds’ or Adviser’s Code of Ethics.

Statement of General Principles

The following general principles shall apply to officers of PSD, whether or not they are Access Persons:

•   Individuals must avoid any appearance of (or actual) conflict of interest with respect to personal securities transactions and the activities of the Funds; and

•   Individuals in their role of officer of PSD must not make recommendations, participate in, or obtain information regarding the purchase or sale of Covered Securities by the Funds.

Prohibitions

The following prohibitions shall apply to officers of PSD, whether or not they are Access Persons:

•   To employ any device, scheme, or artifice to defraud either or both Funds;

•   To make any untrue statement of a material fact to either or both Funds, or omit to state a material fact necessary in order to make the statements made to either or both Funds, in light of the circumstances under which they are made, not misleading;

March 2020

•   To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on either or both Funds; and

•   To engage in any manipulative practice with respect to either or both Funds.